 Virginia Mines Inc.
(an exploration company)
Interim Balance Sheet (unaudited)

(expressed in Canadian dollars)
	As at	As at
	August 31,	February 28,
	2009	2009
	$	$

Assets

Current assets
Cash and cash equivalents	5,232,700	7,633,221
Short-term investments	30,614,689	26,536,059
Tax credits for mining exploration and commodity taxes receivable	6,377,063	5,301,050
Other amounts receivable	75,172	134,038
Prepaid expenses	145,160	73,647

	42,444,784	39,678,015

Long-term investments (note 3)	1,433,852	1,212,000

Derivative financial instrument (note 4)	942,000	-

Property, plant and equipment	110,061	122,689

Mining properties (note 5)	26,865,960	27,074,379

	71,796,657	68,087,083

Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 6)	1,525,950	1,211,983

Deferred revenues (note 7)	576,770	-

Shareholders' Equity

Share capital	106,172,993	106,162,531
Warrants	26,962	26,962
Stock options	5,045,044	4,745,715
Contributed surplus	208,324	142,038
Deficit	(42,240,838)	(43,246,993)
Accumulated other comprehensive income (loss)	481,452	(955,153)

	69,693,937	66,875,100

	71,796,657	68,087,083

The accompanying notes are an integral part of these financial statements.

Approved by the Board of Directors

(signed) André Gaumond	, Director	(signed) André Lemire	, Director

Virginia Mines Inc.
(an exploration company)
Interim Statements of Earnings (unaudited)

(expressed in Canadian dollars)
	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2009	2008	2009	2008
	$	$	$	$

General and administrative expenses
Salaries	217,632	333,668	421,579	508,729
Professional and maintenance fees	51,208	118,211	102,210	246,548
Rent, office expenses and other	125,460	133,891	279,025	360,835
Stock-based compensation	369,657	519,138	369,657	559,934
Depreciation of property, plant and equipment	6,309	7,619	12,617	14,669
General exploration costs	76,302	76,866	169,919	147,681
Grants, credit on duties refundable for loss and refundable
tax credit for resources	(34,488)	(35,251)	(77,207)	(66,982)
Cost of mining properties abandoned or written off	9,764	-	1,407,789	179,463
	821,844	1,154,142	2,685,589	1,950,877

Other income (expenses)
Dividends and interest	197,947	427,801	449,762	878,515
Fees invoiced to partners	69,384	374,852	102,496	741,958
Gain (loss) on sale of mining properties (note 5)	(11,536)	-	850,299	-
Option payment received in excess of cost of mining property	18,549	-	18,549	14,238
Gain on sale of available-for-sale investments	557,183	191,878	442,181	497,409
Other than temporary write-down on available-for-sale
investments	-	(1,056,050)	-	(1,056,050)
Gain (loss) on investments held for trading (note 4)	(241,000)	(116,910)	1,000,204	(52,856)
Gain (loss) on investments designated as held for trading	278,909	31,726	742,852	(10,972)
	869,436	(146,703)	3,606,343	1,012,242

Earnings (loss) before income taxes	47,592	(1,300,845)	920,754	(938,635)
Future income taxes	28,085	9,662	85,401	(161,565)
Net earnings (net loss)	75,677	(1,291,183)	1,006,155	(1,100,200)

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statement of Comprehensive Income (Loss) (unaudited)

(expressed in Canadian dollars)
	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2009	2008	2009	2008
	$	$	$	$

Net earnings (net loss)	75,677	(1,291,183)	1,006,155	(1,100,200)

Other comprehensive income (loss)
Unrealized gain (loss) on available-for-sale investments, net of related income taxes of $103,026 and $144,874
($104,397 and 227,885 in 2008)	662,970	(563,746)	1,819,313	(1,230,579)
Reclassification of other than temporary declines in value on available-for-sale investments to net earnings, net
of related income taxes of $0 ($144,040 in 2008)	-	777,814	-	777,814
Reclassification of gains on available-for-sale investments
realized upon sale to net earnings, net of related income
taxes of $74,941 and $59,473 ($29,981 and $77,720 in 2008)	(482,242)	(161,897)	(382,708)	(419,689)

	180,728	52,171	1,436,605	(872,454)

Comprehensive income (loss)	256,405	(1,239,012)	2,442,760	(1,972,654)

Basic net earnings (net loss) per share (note 11)	0.002	(0.047)	0.034	(0.040)

Diluted net earnings (net loss) per share (note 11)	0.002	(0.047)	0.034	(0.040)

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Statement of Changes in Shareholders' Equity (unaudited)

(expressed in Canadian dollars)
	Six-Month Periods Ended August 31,

	2009	2008
	$	$
Share capital (note 8)
Balance - beginning of period	106,162,531	98,204,815
Stock options exercised	10,462	204,002
Issuance of shares for cash consideration	-	4,500,000
Share issue expenses	-	(268,888)

Balance - end of period	106,172,993	102,639,929

Warrants (note 9)
Balance - beginning of period	26,962	-
Granted	-	26,962

Balance - end of period	26,962	26,962

Stock options (note 10)
Balance - beginning of period	4,745,715	3,966,778
Stock-based compensation	369,657	559,934
Exercised	(4,042)	(80,752)
Expired	(66,286)	(43,200)

Balance - end of period	5,045,044	4,402,760

Contributed surplus
Balance - beginning of period	142,038	29,481
Stock options expired	66,286	43,200

Balance - end of period	208,324	72,681

Deficit
Balance - beginning of period	(43,246,993)	(39,638,943)
Net earnings (net loss)	1,006,155	(1,100,200)

Balance - end of period	(42,240,838)	(40,739,143)

Accumulated other comprehensive income
Balance - beginning of period	(955,153)	2,018,339
Other comprehensive income (loss)	1,436,605	(872,454)

Balance - end of period	481,452	1,145,885

Deficit and accumulated other comprehensive income as at August 31, 2009 total $41,759,386 ($44,202,146 as at February 28, 2009).

The accompanying notes are an integral part of these interim financial statements

Virginia Mines Inc.
(an exploration company)
Interim Statements of Cash Flows (unaudited)

(expressed in Canadian dollars)
	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2009	2008	2009	2008
	$	$	$	$
Cash flows from (used in) operating activities
Net earnings (net loss) for the period	75,677	(1,291,183)	1,006,155	(1,100,200)
Variation of deferred revenues	357,760	-	576,770	-
Items not affecting cash and cash equivalents
Future income taxes	(28,085)	(9,662)	(85,401)	161,565
Loss (gain) on investments designated as held for trading	(278,909)	(31,726)	(742,852)	10,972
Loss (gain) on investments held for trading	241,000	116,910	(942,000)	52,856
Other than temporary write-down on available-for-sale
investments	-	1,056,050	-	1,056,050
Gain on sale of available-for-sale investments	(557,183)	(191,878)	(442,181)	(497,409)
Option payment received in excess of cost of mining property	(18,549)	-	(18,549)	-
Loss (gain) on sale of mining properties	11,536	-	(850,299)	-
Cost of mining properties abandoned or written off	9,764	-	1,407,789	179,463
Depreciation of property, plant and equipment	6,309	7,619	12,617	14,669
Stock-based compensation	369,657	519,138	369,657	559,934
	188,977	175,268	291,706	437,900

Net change in non-cash working capital items
Tax credits for mining exploration and commodity
taxes receivable	(96,631)	384,028	(20,704)	112,723
Other amounts receivable	2,218	(258,045)	58,866	(286,362)
Prepaid expenses	(27,839)	(87,484)	(71,513)	(49,373)
Accounts payable and accrued liabilities	(108,078)	(399,780)	111,714	(2,125,673)
	(230,330)	(361,281)	78,363	(2,348,685)
	(41,353)	(186,013)	370,069	(1,910,785)

Cash flows from financing activities
Issuance of common shares	6,420	4,275,153	6,420	4,381,324

Cash flows used in investing activities
Disposition (acquisition) of short-term investments	1,061,320	1,523,168	(1,046,723)	5,355,810
Disposition of long-term investments	72,126	-	342,535	-
Acquisition of mining properties and capitalized
exploration costs	(1,381,890)	(5,586,922)	(2,135,626)	(8,717,452)
Change in credit on duties refundable for loss and refundable
tax credit related to exploration costs	(34,488)	(35,251)	(77,207)	1,026,367
Disposition (acquisition) of property, plant and equipment	-	(8,033)	11	(109,890)
Option payments received	140,000	35,000	140,000	45,763
	(142,932)	(4,072,038)	(2,777,010)	(2,399,402)

Net change in cash and cash equivalents	(177,865)	17,102	(2,400,521)	71,137
Cash and cash equivalents - Beginning of period	5,410,565	8,719,289	7,633,221	8,665,254
Cash and cash equivalents - End of period	5,232,700	8,736,391	5,232,700	8,736,391

The accompanying notes are an integral part of these interim financial statements

Virginia Mines Inc.
(an exploration company)
Interim Statements of Cash Flows (unaudited)

(expressed in Canadian dollars)

Supplemental information
	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2009	2008	2009	2008
	$	$	$	$
Items not affecting cash and cash equivalents related to
financing and investing activities
Credit on duties refundable for loss and refundable tax
credit related to exploration costs applied against
mining properties	6,239,636	8,213,360	6,239,636	8,213,360
Acquisition of mining properties included in accounts
payable and accrued liabilities	474,570	2,588,366	474,570	2,588,366
Warrants granted and included in issue expenses	-	26,962	-	26,962
Stock options exercised and included in share capital	4,042	10,537	4,042	80,752
Stock options expired and included in contributed surplus	12,730	43,200	66,286	43,200
Mining properties sold in consideration of short-term
investments	-	-	889,255	-

Interest received	199,841	388,421	372,482	626,208

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

1	Interim financial information

The financial information as at August 31, 2009 and for the three and six-month periods ended August 31, 2009 and 2008 are unaudited. However, in the opinion of management, all adjustments necessary to present fairly the results of these periods have been included. The adjustments made were of a normal recurring nature. Interim results may not necessarily be indicative of results anticipated for the year.

These unaudited interim financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and use the same accounting policies and methods used in the preparation of Virginia Mines Inc.'s (the "Company") most recent annual financial statements. However, all disclosures required for annual financial statements have not been included in these financial statements. These unaudited interim financial statements should therefore be read in conjunction with the company's most recent annual audited financial statements.

2	Impact of New Accounting Standards Not Yet Adopted

Financial instruments - Disclosures

In June 2009, the Canadian Accounting Standards Board issued amendments to Section 3862, Financial Instruments -Disclosures, to improve disclosure requirements on fair value measurement and liquidity risk. The amendments are effective for the Company's February 28, 2010 annual financial statements. As the amendments only concern disclosure requirements, they will not have a significant impact on results or financial position.

3	Long-term investments

In August 2007, the Canadian third-party Asset-Backed Commercial Paper ("ABCP") market was hit by a liquidity disruption. Since then, the securities held by the Company have not been traded in an active market.

On August 16, 2007, a group of financial institutions and other parties agreed, pursuant to the Montreal Accord, to a standstill period in respect of ABCP sold by 23 conduit issuers. A Pan-Canadian Investors Committee (the "Committee") was subsequently established to oversee the orderly restructuring of these instruments during this standstill period.

On January 21, 2009, the Committee announced that the third-party ABCP restructuring plan had been implemented. Pursuant to the terms of the plan, holders of ABCP had their short-term commercial paper exchanged for longer-term notes whose maturities match those of the assets previously contained in the underlying conduits. As at this date, the Company held a portfolio of $3,800,000 principal amount in non-bank sponsored ABCP.

Also on January 21, 2009, the ABCP held by the Company at that date was exchanged for new securities. The new notes had a par value of $3,768,137, but during the three-month period ended August 31, 2009, the Company received $72,126 ($342,535 since the beginning of the year) in principal repayments on notes and accounted a gain of $52,206 ($235,371 since the beginning of the year), which is presented under caption Gain (loss) on investments designated as held for trading.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

As at August 31, 2009, the notes had a par value of $3,425,602 and were detailed as follows:
MAV 2
Class A-1 Synthetic Notes	$790,363
Class A-2 Synthetic Notes	498,716
Class B Synthetic Notes	90,531
Class C Synthetic Notes	42,732
Tracking Notes - Traditional Assets (TA)	64,078
$1,486,420
MAV 3
Tracking Notes - Traditional Assets (TA)	$169,459
Tracking Notes - Ineligible Assets (IA)	1,769,723
$1,939,182

The Company also received, during the three-month period ended May 31, 2009, its share of accrued interest on ABCP. An amount of $58,204 was accounted in reduction of the unrealized loss in ABCP, presented under caption Gain (loss) on investments held for trading.

On August 31, 2009, the Company remeasured its new notes at fair value. During this valuation, the Company reviewed its assumptions to factor in new information available at that date, as well as the changes in credit market conditions. The Company gave due consideration, in particular, to new information released by BlackRock Canada Ltd. ( "BlackRock"), which was appointed to administer the assets on the plan implementation date. BlackRock issues monthly valuation reports on the value of ABCP supported primarily by subprime assets in the U.S. (IA) and ABCP supported exclusively by traditional securitized assets (TA). For the quarter, the Company’s management measured the fair value of its assets from these two classes using said reports.

Since there is no active market for the other notes, the Company’s management has estimated the fair value of these assets by discounting future cash flows determined using a valuation model that incorporates management’s best estimates based as much as possible on observable market data, such as the credit risk attributable to underlying assets, relevant market interest rates, amounts to be received and maturity dates. The Company also took into account the information released by Dominion Bond Rating Service ("DBRS") on August 11, 2009. DBRS downgraded ABCP supported by synthetic assets or a combination of synthetic and traditional securitized assets of Class A-2 to "BBB-". Prior to this downgrading, this class of ABCP had an "A" rating. For the purposes of estimating future cash flows, the Company assigned an average discount rate of 12.5% with an estimated average term of 7.4 years and used an average coupon rate of 2.6%.

As at August 31, 2009, the fair value of the notes was estimated to $1,433,852. As a result of this valuation, the Company recognized during the three-month period ended August 31, 2009 an unrealized gain in the notes of $192,772 (unrealized loss of $69,000 for the three-month period ended August 31, 2008) and for the six-month period ended August 31, 2009 an unrealized gain of $329,016 (unrealized gain of $39,000 for the six-month period ended August 31, 2008). These amounts are presented under caption Gain (loss) on investments designated as held for trading for the periods ended August 31, 2009 and under caption Gain (loss) on investments held for trading for the periods ended August 31, 2008.

A variation of ±1% in the estimated discount rate would impact the estimated fair value of the Company’s investment in the notes by approximately $95,000.

In the absence of an active market, the fair value of the new notes is determined using a weighting approach and the foregoing assumptions and is based on the Company’s assessment of market conditions as at August 31, 2009. The reported fair value may change materially in subsequent periods. The Company believes that these differences will not have a material impact on the Company’s financial condition.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

4	Derivative financial instrument

On March 16, 2009, the Company signed a credit agreement with its financial institution (the "Bank") to receive a revolving credit facility of up to $1,487,278, which represents 75% of the par value of the MAV 3 Tracking Notes Ineligible Assets ("Restructured Notes IA") received in exchange for ABCP supported by ineligible assets. In exchange, the Company contracted to a mortgage and a first plan security on Restructured Notes IA. These are held in a security account subject to the Bank securities and held by a trust. The initial maturity of the credit agreement is two years from February 23, 2009.

Under the credit agreement, the Company will have the option, from February 23, 2011, to dispose of Restructuring Notes IA in favour of the Bank in settlement of facility principal due on the revolving credit line for a maximum amount of $1,487,278, regardless the fair value of Restructuring Notes IA at the option exercise date.

The Company's management will estimate the fair value of this option by using a model of valuation (Black & Scholes) with observable data, if available.

As at March 16, 2009, the fair value of this option was estimated at $1,284,000 and was classified as held for trading in the company's financial statements.

Following a Restructured Notes IA capital reimbursement made during the current year, the maximal revolving credit was reduced and established to $1,327,292.

As at August 31, 2009, the Company remeasured its option at fair value, which now is at $942,000. A loss of $241,000 for the three-month period ended August 31, 2009 (gain of $942,000 since the beginning of the year) is presented under caption Gain (loss) on investments held for trading.

A variation of ±1% in the risk-free interest rate would impact the option fair value by approximately $19,000.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

5	Mining properties

					Mining Properties Abandoned, Written Off, Under Option or Sold, Credit on Duties Refundable for Loss, Refundable Tax Credit for Resources

	# Claims / # Permits	Undivided Interest	Balance as at March 1, 2009	Costs Incurred		Balance as at August 31, 2009

		%	$	$	$	$
Anatacau	207
Acquisition costs		0	46,045	2,880	-	48,925
Exploration costs			602,089	266,664	(122,932)	745,821
			648,134	269,544	(122,932)	794,746

Ashuanipi	1,339
Acquisition costs		100	153,985	22,200	-	176,185
Exploration costs			989,324	31,490	(14,517)	1,006,297
			1,143,309	53,690	(14,517)	1,182,482

Corvet Est	601
Acquisition costs		50	51,063	9,240	(4,906)	55,397
Exploration costs			1,081,366	135,313	(152,500)	1,064,179
			1,132,429	144,553	(157,406)	1,119,576

Coulon	1,075
Acquisition costs		100	5,037,616	27,604	(234,407)	4,830,813
Exploration costs			7,323,148	57,448	(651,680)	6,728,916
			12,360,764	85,052	(886,087)	11,559,729

Éléonore Régional	785
Acquisition costs		100	239,100	20,601	-	259,701
Exploration costs			643,764	44,058	(20,310)	667,512
			882,864	64,659	(20,310)	927,213

FCI	412
Acquisition costs		100	97,443	18,720	(3,750)	112,413
Exploration costs			642,305	8,431	(25,137)	625,599
			739,748	27,151	(28,887)	738,012

	(forward)		16,907,248	644,649	(1,230,139)	16,321,758

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

					Mining Properties Abandoned, Written Off, Under Option or Sold, Credit on Duties Refundable for Loss, Refundable Tax Credit for Resources

	# Claims / # Permits	Undivided Interest	Balance as at March 1, 2009	Costs Incurred		Balance as at August 31, 2009

		%	$	$	$	$

	(brought forward)		16,907,248	644,649	(1,230,139)	16,321,758

Lac Pau	631
Acquisition costs		100	73,446	30,709	-	104,155
Exploration costs			156,630	298,748	(137,723)	317,655
			230,076	329,457	(137,723)	421,810

Lac Gayot	413
Acquisition costs	1	100	2,190,983	-	(29,600)	2,161,383
Exploration costs			770,942	-	(10,400)	760,542
			2,961,925	-	(40,000)	2,921,925

Nichicun	610
Acquisition costs		100	92,049	16,353	-	108,402
Exploration costs			104,982	24,070	(11,096)	117,956
			197,031	40,423	(11,096)	226,358

Poste Lemoyne Ext.	404
Acquisition costs		100	1,108,479	16,680	-	1,125,159
Exploration costs			2,868,827	502,710	(231,749)	3,139,788
			3,977,306	519,390	(231,749)	4,264,947

Wabamisk	768
Acquisition costs		100	228,877	3,300	-	232,177
Exploration costs			794,058	325,731	(150,162)	969,627
			1,022,935	329,031	(150,162)	1,201,804

Others
Acquisition costs			974,254	20,639	(279,147)	715,746
Exploration costs			803,604	442,772	(454,764)	791,612
			1,777,858	463,411	(733,911)	1,507,358
			27,074,379	2,326,361	(2,534,780)	26,865,960

All mining properties are located in the province of Quebec.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Change in Mining Properties

$

Balance as at March 1, 2009	27,074,379

Costs incurred during the period

Claims and permits	188,926
Analyses	141,071
Drilling	17,771
Geophysics	15,452
Geochemistry	32,403
Geology	460,293
Transport	607,463
Fees	770,728
Accommodation	92,254
2,326,361

Mining properties under option	(121,451)
Mining properties abandoned, written off or sold *	(1,435,227)
Credit on duties refundable for loss and refundable tax credit
for resources	(978,102)

(2,534,780)

Balance as at August 31, 2009	26,865,960

*  On May 26, 2009, the Company sold to Agnico-Eagle Mines Ltd. a 100% interest in the 52 claims of the Dieppe property, in exchange for the issuance to the company of $1,000,000 in common shares of Agnico-Eagle Mines Ltd. The value of the shares received has been reduced by 13% as to consider the four-month period sale restriction. The gain of $850,299 arising from this transaction is presented in the financial statements under caption Gain (loss) on sale of mining properties.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

6	Accounts payable and accrued liabilities
	As at	As at
	August 31,	February 28,
	2009	2009
	$	$

Companies held by Directors	6,284	11,500
Advances from partners	742,742	664,891
Other	776,924	535,592

	1,525,950	1,211,983

7	Deferred revenues

Advance payments on the royalty held by the Company on the Éléonore deposit, started on April 1, 2009. These payments are made by Les Mines Opinaca, a subsidiary held 100% by Goldcorp Inc., paid on the basis of US$100,000 per month up to 50 months, unless the mine production was preceded. In such case, the royalties will be paid in function on deposit production.

To secure these advance payments, Goldcorp granted to the company a US$5 million immovable hypothec on the Éléonore property.

The Company will recognized the income of these advances payments only when the Éléonore mine will be in commercial production, because the first production royalties will be paid by taking into consideration the advances payments received by the Company.

Should the Éléonore mine not be brought to production, the Company will consider the advance payments as revenues.

8	Share capital

For the three and six-month periods ended August 31, 2009 and 2008, the number of shares changed as follows:

	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2009	2008	2009	2008

Balance - beginning of period	29,201,776	27,031,110	29,201,776	27,005,110

Stock options exercised	2,000	4,000	2,000	30,000

Issuance of shares for cash consideration	-	500,000	-	500,000

Balance - end of period	29,203,776	27,535,110	29,203,776	27,535,110

9	Warrants
As at August 31, 2009, there were 25,000 warrants outstanding and exercisable at $9.00 granted on June 5, 2008 and expiring on December 5, 2009.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

10	Stock options

For the three and six-month periods ended August 31, 2009 and 2008, the number of stock options changed as follows:

	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2009	2008	2009	2008

Outstanding - beginning of period	1,684,500	1,352,000	1,701,500	1,367,000
Stock-based compensation	142,750	250,250	142,750	261,250
Exercised	(2,000)	(4,000)	(2,000)	(30,000)
Expired	(4,000)	(14,000)	(21,000)	(14,000)

Outstanding - end of period	1,821,250	1,584,250	1,821,250	1,584,250

Exercisable - end of period	1,796,250	1,509,250	1,796,250	1,509,250

The granted options vest immediately, except for 25,000 options granted to an officer, which will vest until December 16, 2009, and are exercisable over a maximum period of ten years following the grant date. The following table summarizes information about stock options outstanding and exercisable as at August 31, 2009:

Options outstanding
Options exercisable

Range of Exercise	Number	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price $	Number	Weighted Average Exercise Price $

Price

$3.21 to $4.44	1,246,500	6.95	4.01	1,246,500	4.01
$5.22 to $7.08	574,750	8.22	6.19	549,750	6.20

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

11	Earnings per Share
	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2009	2008	2009	2008

Basic weighted average number of shares outstanding	29,202,320	27,506,501	29,202,048	27,261,175
Stock options	30,115	183,419	25,370	296,135

Diluted weighted average number of shares outstanding	29,232,435	27,689,920	29,227,418	27,557,310

Items excluded from the calculation of diluted
earnings per share because the exercise price was greater
than the average quoted value of the common shares
Warrants	25,000	25,000	25,000	25,000
Stock options	1,540,750	603,750	1,540,750	403,500

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

12	Financial Instruments
The classification of financial instruments as at August 31, 2009 and as at February 28, 2009 is summarized as follows:
							As at August 31, 2009
							Carrying value	Fair value
	Held for trading		Available for sale		Loans and receivables	Other financial liabilities	Total	Total
	$		$		$	$	$	$
Financial Assets
Cash and cash equivalents	5,232,700		-		-	-	5,232,700	5,232,700
Short-term investments	1,658,846	(a)	28,955,843	(b)	-	-	30,614,689	30,614,689
Other amounts receivable	-		-		75,172	-	75,172	75,172
Long-term investments	1,433,852	(c)	-		-	-	1,433,852	1,433,852
Derivative financial instrument	942,000		-		-	-	942,000	942,000
	9,267,398		28,955,843		75,172	-	38,298,413	38,298,413

Financial Liabilities
Accounts payable and accrued
liabilities	-		-		-	1,525,950	1,525,950	1,525,950

							As at February 28, 2009
							Carrying value	Fair value
	Held for trading		Available for sale		Loans and receivables	Other financial liabilities	Total	Total
	$		$		$	$	$	$
Financial Assets
Cash and cash equivalents	7,633,221		-		-	-	7,633,221	7,633,221
Short-term investments	1,346,694	(a)	25,189,365	(b)	-	-	26,536,059	26,536,059
Other amounts receivable	-		-		134,038	-	134,038	134,038
Long-term investments	1,212,000	(c)	-		-	-	1,212,000	1,212,000
	10,191,915		25,189,365		134,038	-	35,515,318	35,515,318

Financial Liabilities
Accounts payable and accrued
liabilities	-		-		-	1,211,983	1,211,983	1,211,983

(a) Convertible debentures designated as held for trading and warrants
(b) Bonds, trust units and shares
(c) MAV 2 and MAV 3 notes designated as held for trading

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Other amounts receivable and accounts payable and accrued liabilities are financial instruments whose carrying value approximates their fair value due to their short-term maturity. Cash and cash equivalents are valued at fair value.

The fair value of available-for-sale short-term investments is established using the bid price on the most beneficial active market for these instruments that is readily available to the Company. When a bid price is not available, the Company uses the closing price of the most recent transaction on such instrument.

The fair value of convertible debentures is established in a manner similar to available-for-sale short-term investments. Since there is no active market for the warrants, the Company determines fair value using an option pricing model (Black & Scholes model) with observable data.

The fair value of long-term investments and derivative financial instrument was determined using the method described in notes 3 and 4, respectively.

As at August 31, 2009, gross unrealized losses on available-for-sale securities totalled $572,432. Of this sum, an amount of $21,103 is related to bonds and results from changes in market interest rates and not from deterioration in the creditworthiness of issuers. The balance of $551,329 related to common shares and trust units is mainly explained by fluctuation of prices in the market. The Company has the ability and intent to hold these securities for a period of time sufficient to allow for recovery in fair value. It determined that the gross unrealized losses are temporary in nature.

The total interest income for financial assets that are not classified as held for trading for the three and six-month periods ended August 31, 2009 are $153,000 and $295,000 respectively ($201,000 and $415,000 for the three and six-month periods ended August 31, 2008).

13	Comparative Figures

Certain comparative figures have been reclassified in the financial statements (mainly in the Statements of Earnings) to conform with the current period presentation.